Exhibit 23


               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS
               --------------------------------------------------


We consent to the incorporation by reference in the Registration Statement (Form S-8, No. 333-45408) pertaining to the Journal Employees' Stock Trust submitted to the Securities and Exchange Commission for filing on September 8, 2000 with respect to 15,000,000 units of beneficial interest in said trust, and in the related prospectus of our report dated January 28, 2003 with respect to the financial statements of Journal Employees' Stock Trust included in this Annual Report on Form 10-K for the year ended December 31, 2002.




ERNST & YOUNG LLP

/s/ ERNST & YOUNG LLP

Milwaukee, Wisconsin
March 26, 2003